Exhibit 99.1

Contact:	Lauralee Martin
Title:	Chief Operating and Financial Officer
Phone:	+1 312 228 2073

Contact:	Gayle Kantro
Title:	Director of Corporate Communications
Phone:	+1 312 228 2795

Jones Lang LaSalle Announces Offering of Common Stock

CHICAGO, JUNE 9, 2009 — Jones Lang LaSalle Incorporated (NYSE: JLL) announced today that it plans to offer 5,500,000 shares of its common stock in an underwritten public offering. The Company also plans to grant the underwriters a 30-day option to purchase up to 825,000 additional shares of common stock to cover overallotments, if any. Merrill Lynch & Co. is serving as book-running manager and BMO Capital Markets, Barclays Capital and ABN AMRO Incorporated are acting as lead managers for the offering.

The Company intends to use the net proceeds from the offering to repay outstanding indebtedness under its unsecured revolving credit facility and for general corporate purposes.

The offering is being conducted as a public offering under the Company’s shelf registration statement filed with the Securities and Exchange Commission. Any offer of securities will be made by means of a prospectus supplement and accompanying prospectus. When available, copies of the prospectus supplement and accompanying prospectus can be obtained by contacting Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, NY 10080.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Jones Lang LaSalle

Jones Lang LaSalle (NYSE: JLL) is a financial and professional services firm specializing in real estate. The firm offers integrated real estate and investment management services on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle serves clients in 60 countries from 750 locations worldwide, including 180 corporate offices.

Safe Harbor Statement

Statements in this press release regarding, among other things, the common stock offering may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures about Market Risk,” and elsewhere in Jones Lang LaSalle’s Annual Report on Form 10-K for the year ended December 31, 2008 and in other reports filed with the Securities and Exchange Commission. There can be no assurance that future dividends will be declared since the actual declaration of future dividends, and the establishment of record and payment dates, remains subject to final determination by the Company’s Board of Directors. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle’s expectations or results, or any change in events.